Exhibit 4(c)


                        CITICORP SECURITIES, INC.
                    COMMERCIAL PAPER DEALER AGREEMENT
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       THIS  AGREEMENT,  dated  as  of  November  9,  1994  between  IES
Diversified Inc. the "Company") and Citicorp Securities, Inc. ("CSI" or the "Dealer").

     It is agreed as follows:

     1. The Notes. "Notes" shall mean promissory notes of the Company, offered for sale in a transaction which is exempt from registration under Section 4(2) the Securities Act of 1933, as amended (the "1933 Act"), and having maturities of 270 days or less. Notes will be issued in a minimum denomination of $250,000 up to a maximum aggregate amount of $150,000,000 face amount (the "Maximum Amount") at any time outstanding.

      2.  Issuance and Purchase of Notes.

      2.1 (a) The Company hereby appoints CSI as a placement agent for the Notes. While (i) the Company has and shall have no obligation to sell Notes to CSI or to permit CSI to arrange any sale of Notes for the account of the Company and (ii) CSI has and shall have no obligation to the Company to purchase Notes of the Company or arrange the sale of Notes for the account of the Company, the parties hereto agree that any Notes which CSI purchases or any sale of which CSI arranges will be purchased or sold by CSI in reliance on the representations, warranties, covenants and agreements of the Company contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

      (b) The offer and sale of the Notes by the Company is to be effected pursuant to the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering. Offers and sales of the Notes by the Company will be in accordance with the general provisions of Rule 506 of Regulation D under the 1933 Act. CSI and the Company hereby establish the following procedures in connection with the placement by CSI of the Notes:

      (i) CSI may make offers and sales of Notes to a prospective investor only if reasonably believed by the Dealer to be a sophisticated institutional investor who (A) is an "Accredited Investor" (as that term is defined in Rule 501(a) of Regulation D under the 1933 Act) (or is a fiduciary or agent (other than a U.S. bank or savings and loan association or other institution described in Section 3(a)(5) of the 1933 Act) which is purchasing the Notes for the account of an institutional Accredited Investor), (B) has knowledge and experience (or is a fiduciary or agent with sole investment discretion having such knowledge and experience) in financial and business matters and (or such fiduciary or agent) is capable of evaluating the merits and risks of investing in the Notes and (C) in the case of a resale of Notes pursuant to Rule 144A under the 1933 Act, is a "Qualified Institutional Buyer" as defined in Rule 144A or is a Qualified Institutional Buyer purchasing the Notes on behalf of one or more other Qualified Institutional Buyers.

     (ii) No sale of the Notes to any one investor will be for less than $250,000 face or principal amount. If the purchaser is a fiduciary or agent (other than a U.S. bank or savings and loan association or other institution described in section 3(a)(5) of the 1933 Act) acting on behalf of others, each account for which it is acting must purchase at least $250,000 face or principal amount of the Notes.

      (iii) CSI will deliver to each prospective investor (or the fiduciary or agent acting for such investor) a copy of the Private Placement Memorandum as defined and described in Section 2.5 herein, as the same may be updated from time to time, at or before the time of the sale of Notes to such investor.

     (iv) The Notes will not be offered or sold by any means of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

      2.2 The authentication and delivery to, or at the direction of, CSI of a Note by Citibank, N.A. (the "Issuing and Paying Agent") shall constitute the issuance of such Note by the Company. The Company agrees that such Notes shall be made in the manner prescribed in the Commercial Paper Issuing and Paying Agent and Citi Treasury Manager Agreement dated as of November 9 1994 by and between the Company and the Issuing and Paying Agent (the "Issuing and Paying Agency Agreement"), a copy of which has been delivered to CSI.

      2.3 CSI shall be entitled to compensation for its services in an amount to be agreed upon with the Company with respect to each proposed issuance and sale of Notes by the Company.

      2.4 Delivery of and payment for Notes shall be made in accordance with the Issuing and Paying Agency Agreement.

      2.5 (a) "The Company shall prepare in connection with each issuance or sale of Notes a disclosure document (the "Private Placement Memorandum"), the text of which shall have been agreed to by CSI and the Company. The Company shall update the Private Placement Memorandum as necessary, so that at the time of each sale of a Note, the Private Placement Memorandum (including the documents incorporated therein by reference), as so updated, will not contain an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall furnish to CSI the latest annual report to shareholders, the latest annual report on Form 10-K and, if more recent than the latest annual report, the most recent quarterly report on Form IO-Q (and, if applicable, current report on Form 8-K) and the most recent definitive proxy statement sent to shareholders, in each case, if any, filed by IES Industries Inc. ("Industries") or the Company with the Securities and Exchange Commission (the "SEC"), as well as any other current periodic reports provided to shareholders by the Company or Industries and any other reports and other information filed with the SEC pursuant to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). As long as any of the Notes are outstanding, the Company will provide CSI with all reports described above, as well as all public releases of other material information, in quantities sufficient for CSI's subsequent distribution to holders of the Notes.

     (b) The Private Placement Memorandum will contain, inter alia, the following information:

     (1) brief descriptions of the Company and of the Notes, the use of the proceeds from the offering, and any material changes in the affairs of the Company which are not disclosed in the other documents furnished hereunder;

     (2)  financial information derived from the
          Company's financial statements; and

     (3) a statement that such documents filed with the SEC referred to in Section 2.5(a) of this Agreement are incorporated by reference in the Private
          Placement Memorandum and will be supplied to the offeree upon request.

      2.6 Prior to any offer of Notes by CSI, CSI may make such investigation of the affairs of the Company as it may reasonably request.

      2.7 The Dealer agrees that it will not effect or approve any resale of the Notes except to itself or to a person it reasonably believes to be an institutional Accredited Investor or, in the case of a resale pursuant to Rule 144A, a Qualified Institutional Buyer, and each such resale shall be made in accordance with the provisions of this
Section 2.

      2.8 The Company and CSI agree that the Private Placement Memorandum and the face of the Notes (except the Notes that are in book-entry form) will have a legend substantially to the following effect:

      "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), AND THE INITIAL SALES OF THIS NOTE MAY BE MADE ONLY TO INSTITUTIONAL INVESTORS APPROVED AS "ACCREDITED INVESTORS" AS DEFINED IN RULE 501(A) UNDER THE ACT. SUBSEQUENT SALES OF THIS NOTE MAY BE MADE ONLY TO INSTITUTIONAL INVESTORS APPROVED AS "ACCREDITED INVESTORS" OR, PURSUANT TO RULE 144A UNDER THE ACT, TO QUALIFIED INSTITUTIONAL BUYERS AS DEFINED IN RULE 144A. BY ITS ACCEPTANCE OF THIS NOTE, THE PURCHASER (A) REPRESENTS THAT IT IS AN INSTITUTIONAL ACCREDITED INVESTOR, THAT THIS NOTE IS BEING ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF AND, IN THE CASE OF RESALES PURSUANT TO RULE 144A, THAT IT IS A QUALIFIED INSTITUTIONAL BUYER, THAT ANY PERSON FOR WHICH IT MAY BE PURCHASING THIS NOTE IS A QUALIFIED INSTITUTIONAL BUYER AND THAT THE PURCHASER UNDERSTANDS THAT THIS NOTE MAY BE SOLD TO IT PURSUANT TO RULE 144A, AND (B) AGREES THAT ANY RESALE OR TRANSFER OF THIS NOTE OR ANY INTEREST THEREIN WILL BE MADE ONLY IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT AND ONLY (1) TO AN APPROVED DEALER, (2) THROUGH AN APPROVED DEALER TO AN INSTITUTION WHO IS AN ACCREDITED INVESTOR OR (3) DIRECTLY TO A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MADE PURSUANT TO RULE 144A."

      2.9 The Company and CSI agree that the Private Placement Memorandum will include statements substantially as follows:

                "Each purchaser of a Note will be deemed to have represented and agreed as follows: (1) the purchaser understands that the Notes are being issued only in transactions not involving any public offering within the meaning of the Act; (2) the purchaser is a sophisticated institutional investor who (A) is an "Accredited Investor" (as that term is defined in Rule 501(a) of Regulation D under the
          Act) (or is a fiduciary or agent (other than a U.S. bank or savings and loan association) which is purchasing the Notes for the account of an institutional Accredited Investor), (B) has knowledge and experience (or is a fiduciary or agent with sole investment discretion having such knowledge and experience) in financial and business matters and it (or such fiduciary or agent) is capable of evaluating the merits and risks of investing in the Notes, (C) has had access to such information as the purchaser deems necessary in order to make an informed investment decision, and (D) in the case of a resale of Notes pursuant to Rule 144A under the Act, is a "Qualified Institutional Buyer" as defined in Rule 144A or is a Qualified Institutional Buyer purchasing the Notes on behalf of one or more other Qualified Institutional Buyers; (3) such
          Note is being purchased for the purchaser's own account (or for the account of one or more other institutional Accredited Investors (or, in the case of a resale pursuant to Rule 144A under the Act, one or more other Qualified Institutional Buyers) for which it is acting as duly authorized fiduciary or agent) for investment and not with a view to distribution; (4) if in the future the purchaser (or any such other investor or any other fiduciary or agent representing such investor) decides to sell such Note prior to maturity, it will be sold only in a transaction exempt from registration under the Act, and only (A) to CSI, (B) through CSI to an institutional investor approved by CSI as an institutional Accredited Investor or a Qualified Institutional Buyer or (C) directly to a Qualified Institutional Buyer in a transaction made pursuant to Rule 144A; (5) the purchaser understands that, although CSI may repurchase Notes, CSI is not obligated to do so, and accordingly the purchaser (or any such other investor) should be prepared to hold such Note until maturity; (6) the purchaser acknowledges that CSI has not verified any of the information contained or incorporated by reference in this Memorandum and makes no representation with respect to any such information; (7) the purchaser acknowledges that Notes sold to the purchaser by CSI may be sold to the purchaser pursuant to Rule 144A under the Act; and (8) the purchaser understands that each Note will bear a legend substantially as set forth in capital letters above."

     3.   Representations and Warranties of the Company.   The  Company
represents and warrants to CSI that:

      (a) The Private Placement Memorandum (including the documents incorporated therein by reference) does not, and the Private Placement Memorandum (including the documents incorporated by reference therein) as supplemented or revised from time to time shall not, contain any untrue statement of a material fact or omit to state a material fact required by the terms hereof to be stated therein or necessary in order to make such statements in the light of the circumstances in which they were made not misleading.

     (b) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Iowa. The Company has, (except to the extent that the lack thereof would not have an adverse material effect on the Company and its subsidiaries taken as a whole or its ability to perform its obligations hereunder and under the Notes) all corporate power and authority, and all authorizations, approvals, orders, licenses, certificates, consents, and permits necessary to carry on its business as presently conducted and to enter into, deliver, and perform this Agreement, the Issuing and Paying Agency Agreement and the Notes and to consummate the transactions contemplated hereby to which it shall be a party, including the issuance, sale and delivery by it of Notes.

      (c) No other offering of securities of the Company makes unavailable the exemption under Section 4(2) of the 1933 Act for offering and sale of the Notes hereunder.

      (d) No default exists, and no event or condition has occurred which with notice or after the expiration of any applicable grace period, or both, would constitute a default, under any credit facility or any indenture, mortgage, deed of trust, note or other agreement or instrument binding upon the Company or any of its subsidiaries or its or their properties or business which is material to the Company and its subsidiaries taken as a whole.

     (e) The execution, delivery and performance of this Agreement, the Commercial Paper Support Agreement (as defined below), the Issuing and Paying Agency Agreement and the Notes by the Company and the consummation of the transactions contemplated hereby, including the issuance, sale and delivery by the Company of any Notes hereunder, will not contravene any provision of the certificate or articles of incorporation or by-laws of the Company or any of its subsidiaries or constitute a default (or an event which with notice or after expiration of any applicable grace period, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company or its subsidiaries pursuant to the terms of any agreement or instrument or any franchise, license, permit, judgment, decree, order, statute, rule or regulation known to the Company which is binding upon the Company or any of its subsidiaries or its or their properties or business which is material to the Company and its subsidiaries taken as a whole.

      (f) No consent of, or action by, or filing or registration with, any governmental authority or other regulatory body (other than approvals that may be required by any state securities or "blue sky"
laws and have been obtained or are being arranged by the Company in accordance with Section 4(e) of this Agreement) is required in connection with the execution, delivery and performance by the Company of this Agreement, the Issuing and Paying Agency Agreement or the Notes or the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance, sale, delivery and payment of any Notes.

     (g) Since the respective dates as of which information is given in the Private Placement Memorandum, except as otherwise set forth therein, there has not been any material adverse change, or, to the Company's knowledge, any development involving a prospective material adverse change, in the financial condition, or in the earnings, business or operations of the Company and its subsidiaries taken as a whole.

     (h) Assuming the Notes are offered and sold in the manner contemplated herein, the offer and sale of the Notes by the Company will constitute exempted transactions under Section 4(2) of the 1933 Act and, consequently, registration of the notes under the 1933 Act will not be required.

     (i) This Agreement and the Issuing and Paying Agency Agreement have been duly and validly authorized, executed and delivered by the Company and, assuming that they are such with respect to the other parties thereto, are legal, valid and binding agreements of the Company subject to (a) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and (b) the application of general equitable principles (regardless of whether considered in a proceeding in equity or at law). The issuance and sale of Notes in an aggregate principal amount at any time outstanding of up to the Maximum Amount by the Company hereunder have been duly and validly authorized by the Company and, when delivered by the Issuing and Paying Agent upon payment therefor as provided in the Issuing and Paying Agency Agreement, each Note will be the legal, valid and binding obligation of the Company subject to (a) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and (b) the application of general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     (j) The Commercial Paper Support Agreement dated November 9, 1994 by and between Industries and the Company (the "Support Agreement") is in full force and effect to the benefit of the holders of the Notes.

     (k) The Company is not an "investment company" nor a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (l) Except as disclosed to CSI in writing, neither the Company nor any subsidiary has, (i) any debt, duty, liability or obligation in respect of, or contained in any agreement pertaining to borrowed money or any other material liability or obligation the payment or performance of which is past due and the failure of such payment or performance could have a material adverse effect on the Company and its subsidiaries taken as a whole or (ii) any litigation, investigation or proceeding pending or threatened (or any basis therefor) before or by any court, arbitrator, governmental authority or other regulatory body of which it has knowledge, which, if determined adversely could reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of the Company and its subsidiaries taken as a whole.

     (m) Unless, prior to the date of the delivery of any Note, the Company has provided CSI with written notice that any representation or warranty set forth herein is not true and correct, each delivery of a Note to CSI or to a person whose purchase of a Note was arranged by CSI shall be deemed a representation and warranty by the Company, as of the date thereof that (i) all Notes issued on such date have been duly authorized, issued and delivered and, upon payment therefor, will constitute legal, valid and binding obligations of the Company subject to (a) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and (b) the application of general equitable principles (regardless of whether considered in a proceeding in equity or at law) and (ii) the representations and warranties of the Company set forth in paragraphs (a) through (1) of this Section 3 are true and correct on and as of such date as if made on and as of such date.

      4. Covenants of the Company. The Company covenants and agrees that:

      (a) For the benefit of CSI and the holders from time to time of the Notes, the Company will not permit to become effective any amendment, supplement, rider, waiver or consent to or under the Notes, the Support Agreement, the Credit Agreement (as defined below), or the Issuing and Paying Agency Agreement which might adversely affect the interests of the holder of any Note then outstanding. The Company will give CSI notice of any proposed amendment, supplement, rider, waiver or consent to or under the Notes or such Agreement at least ten days prior to the effective date thereof.

      (b) The Company will cause CSI to receive, on or before the date of the first placement of Notes by CSI hereunder, (i) resolutions of the Company's Board of Directors substantially in the form of Exhibit A hereto, (ii) an Incumbency Certificate naming those company officers authorized to sign commercial paper notes substantially in the form of Exhibit B hereto, (iii) a favorable opinion from counsel to the Company satisfactory to CSI substantially in the form of Exhibit C hereto, (iv) a true and complete copy of the Issuing and Paying Agency Agreement, (v) a true and complete copy of the Support Agreement, (vi) evidence that
the  Notes have been rated[                    ] by Standard and  Poor's
Corporation and Moody's Investors Service, respectively, and (vii) a Certificate of the President, any Vice President or the Treasurer of the Company as to the continuing accuracy of the Company's representations and warranties contained herein; and subsequently, upon CSI's reasonable request (to be made not more frequently than once in any twelve-month period), the items set forth in clauses (ii), (iii) and (vii) above.

      (c) The Company will, whenever there shall occur any material change in the financial condition of the Company, or any material development or occurrence in relation to the Company known to it which is material to the Company and its subsidiaries taken as a whole (including, without limitation, the Company's being put on a "watchlist" or being downgraded by a rating agency which rates its commercial paper), immediately notify CSI thereof, prior to any subsequent issuance of Notes.

      (d) The Company will, at all times that any Notes sold by it hereunder are outstanding, maintain unused and available in same day funds credit facilities under the Second Amended and Restated Credit Agreement dated as of November 9, 1994 among the Company, the banks party thereto and Citibank, N.A. as Agent (the "Credit Agreement") or with other banks reasonably satisfactory to CSI in an amount equal to at least 100% of the aggregate amount to be paid upon maturity of the Notes then outstanding. If at any. time the Company has reason to believe that the Credit Agreement may not be available to meet its obligations under this agreement and the Notes, the Company shall immediately provide written notice to that effect to CSI. The Company will send CSI all notices, reports and information which it is required to give or gives (or which it receives from) any lender or the agent, as the case may be, pursuant to the Credit Agreement.

      (e) The Company will use good faith efforts to arrange for the qualification of the Notes for sale under the state securities or "blue sky" laws of such jurisdictions in the United States as CSI may reasonably request and will maintain such qualification in effect as long as required for the distribution of the Notes and will arrange for the determination of the legality of the Notes for purchase by institutional investors.

      (f) Neither the Company nor any of its Affiliates (as defined in Rule 501 (b) of Regulation D under the 1933 Act) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any securities (as defined in the 1933 Act) which will be integrated with the sale of Notes in a manner which would require the registration under the 1933 Act of the Notes.

      (g) The Company will provide to CSI and any investor or prospective investor of the Notes, upon the request of such investor or prospective investor, the information required to render the Notes eligible for resale pursuant to Section (d) (4) (i) of Rule 144A under the 1933 Act.

     5.  Indemnification.

     The Company agrees to indemnify and hold harmless CSI and each person, if any, who controls CSI within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, (each an "Indemnified Party"), against any and all reasonably incurred losses, claims, damages, liabilities or expenses (including reasonable legal fees and expenses), joint or several, to which CSI or any of them may become subject or which may be claimed against CSI any of them insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum (including the documents incorporated therein by reference) or the omission or alleged omission to state in any such information a material fact required by the terms hereof to be stated therein or necessary to make any statement therein, in the light of the circumstances in which such statement is made, not misleading or (ii) any inaccuracy of any of the Company's representations or warranties, or any breach of any of the Company's covenants and agreements, contained in this Agreement; Indemnified Party must notify Company in writing and the Company agrees to reimburse each such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at a time for the Indemnified Parties which firm shall be designated in writing by CSI. As soon as practicable after receipt by the Indemnified Party of notice of the commencement of any action, the Indemnified Party will, if a claim in respect thereof is to be made against the Company under
Section 5 hereof, notify the Company in writing of the commencement thereof; provided, however, the failure to so notify the Company will not relieve the Company from liability under this Section 5.

     The Company shall be entitled to appoint counsel of the Company's choice at the Company's expense to represent CSI in any action for which indemnification is sought (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by CSI except as set forth below); provided, however, that such counsel shall be satisfactory to CSI. Notwithstanding the Company's election to appoint counsel to represent CSI in an action, CSI shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent CSI would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both CSI and the Company and CSI shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Company, (iii) the Company shall not have employed counsel satisfactory to CSI to represent CSI within a reasonable time after the institution of such action or (iv) the Company shall authorize CSI to employ separate counsel at the expense of the Company.

     6.  General.

     6.1 All notices required under the terms and provisions hereof shall be in writing, given in person, or by telex, telecopier or telegram (charges prepaid), and if by telex, telecopier or telegram, promptly confirmed by letter, and any such notice shall be effective when received at the address specified for the intended recipient on the signature page hereof or at such other address as such recipient may designate from time to time by notice to the other party.

      6.4 This Agreement may be terminated by either party hereto on 15 days notice to the other; provided, however, that termination hereof shall not affect (i) any obligation of either party hereunder with respect to any Note outstanding at the time of such termination or with respect to any action or event occurring prior to such termination or
(ii) any obligation of the Company under Section 5 hereof.

      6.5 This Agreement may be executed in any number of counterparts, each part of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.





                           CITICORP SECURITIES, INC.
                           399 Park Avenue
                           New York, New York 10043
                           Telecopier No.: 212-291-3910
                           Attention:  Commercial Paper


                             /s/  MA Renaud
                         By:      Mark A.Renaud
                         Title:   Vice President



                         IES DIVERSIFIED INC.
                         200 First Street S.E.,
                         Cedar Rapids, Iowa 52401
                         Telecopier No.: (319) 398-4533
                         Attention:


                             /s/  Robert J. Latham
                         By:      ROBERT J. LATHAM
                         Title:   TREASURER